UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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LIFE360, Inc.

(Name of Registrant as Specified In Its Charter)

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LIFE360, INC.

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE 2024 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 30, 2024 (AUSTRALIA)

AND WEDNESDAY, MAY 29, 2024 (U.S.)

May 17, 2024

Life360, Inc. (the “Company”) is filing this supplement to update information contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2024 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors (the “Board”) for its annual meeting of stockholders to be held on Thursday, May 30, 2024 (Australia) and Wednesday, May 29, 2024 (U.S.), or any adjournment or postponement thereof.

While we recognize that our stockholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the reports of proxy advisory firms are utilized as research tools by many of our stockholders to analyze the proposals presented for consideration at our annual meeting of stockholders. In this regard, we believe it is imperative that such reports be supplemented with more complete information.

Glass Lewis & Co. (“Glass Lewis”) has recommended voting against certain proposals included in our Proxy Statement, including Proposal 2 (Approval of Grant of RSUs and PRSUs to Chris Hulls) and Proposal 14 (Approval of Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock). For the reasons set forth in our response to Glass Lewis, we disagree with Glass Lewis’ voting recommendations and have submitted the below response for their consideration.

We encourage you to read our Proxy Statement as well as the additional soliciting material we have filed with the SEC. This supplemental material is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

* *   * * *

Dear Stockholder,

We are taking this opportunity to provide our response, and some additional context, on the voting recommendations contained in the Glass Lewis proxy report for the upcoming 2024 Annual Meeting of Stockholders. We believe it is important that stockholders be fully informed before making their voting decisions on the proposals contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange (“ASX”).

Proposal 2 – Approval of grant of RSUs and PRSUs to Chris Hulls

Glass Lewis has recommended that stockholders vote against this proposal on the basis of the increase in the overall award quantum and the one-year performance conditions.

Life360 response

To ensure our CEO’s compensation reflects industry standards and to improve the Company’s overall remuneration process, we partnered with independent compensation consultants at Compensia Inc. in the Fall of 2023 to holistically evaluate our executive compensation practices. With the assistance of Compensia, we identified a relevant peer group comprising 21 companies in the application software, internet services, and interactive media industries that are similar to us in terms of revenue, market capitalization, profitability and headcount. Following a rigorous assessment of compensation surveys and public filings related to executive compensation, our Board of Directors established a competitive cash and equity compensation package for Mr. Hulls. For example, Mr. Hulls’ base salary, which was unchanged between 2022 and 2023, is at the 50th percentile when compared to other CEOs in the peer group and his total cash compensation only exceeds the 50th percentile by $1,000. Similarly, the equity compensation amount for Mr. Hulls sits between the 25th and 50th percentile when compared to CEOs in the peer group. The reduced size of the equity compensation for Mr. Hulls is reflective of the shortened performance period applicable to the equity compensation awarded to Mr. Hulls. Accordingly, we believe that the overall compensation package for Mr. Hulls is in-line with CEO compensation of peer group companies.

It should also be noted that we introduced performance-based criteria applicable to 60% of Mr. Hulls’ potential equity award in response to stockholder feedback at the Company’s 2023 annual meeting of stockholders, despite this practice being uncommon among U.S. peer companies. The proposed 2024 performance-based equity award includes a one-year performance condition. As we move forward, to further align executive compensation with long-term stockholder value creation, we are committed to adding longer term incentives for performance-based RSUs granted to Mr. Hulls in 2025 and beyond.

Proposal 14 – Approval of Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock (the “Share Increase Amendment”).

Glass Lewis has recommended that stockholders vote against this proposal based on a view that the Company currently has sufficient shares for all employee stock plans, acquisitions, and potential stock splits, and that the Company has failed to outline its need for these shares.

Life360 response

Subsequent to the filing of the Proxy Statement, on May 9, 2024, we publicly filed a Shelf Registration Statement on Form S-3 (Registration No. 333-279271) (including a base prospectus) with the SEC and on May 10, 2024, we filed a free writing prospectus with the SEC which was also released as an announcement on the ASX, each relating to a proposed initial public offering of our common stock in the United States (the “U.S. IPO”). The free writing prospectus and ASX release disclose (together, the “U.S. IPO Disclosure”) that:

“The Company, with headquarters in the San Francisco area and pre-existing SEC reporting obligations, views a U.S. IPO and increased exposure to U.S. investors as a natural next-step in its growth. The Company’s CHESS Depositary Interests (CDI) (representing underlying shares of common stock on a 3 CDIs-for-1 share of common stock basis) will remain listed on the ASX. While the timing, number of shares to be issued, and pricing of the U.S. IPO have not yet been determined and are subject to consideration of several different factors and conditions, it is expected that the U.S. IPO would consist of a primary issuance of new Life360 shares, as well as a secondary sale of existing shares in order to reduce dilution for existing stockholders. The Company currently expects the primary raise to be no more than US$100 million. […] Though the Company has taken these preparatory steps to facilitate a U.S. IPO, there is no certainty if or when the Company will proceed with a potential U.S. IPO.”

The U.S. IPO will be made only by means of a prospectus supplement and an accompanying prospectus forming a part of the registration statement that will be filed closer in time to the U.S. IPO and will contain further details of the offering. A copy of that prospectus supplement will be filed with the SEC and may be obtained, when available, by visiting the SEC’s website at www.sec.gov. This supplemental material is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Why We are Submitting the Share Increase Amendment

We are considering a proposed U.S. IPO.

As disclosed in the Proxy Statement and the U.S. IPO Disclosure, the Company is considering whether to pursue an initial public offering in the United States, which, if we determined to proceed, would consist of the offer and sale of shares of common stock on the Nasdaq Global Select Market (“Nasdaq”). While the timing and terms of any such potential offering will depend on a number of factors, including but not limited to market conditions in the United States, the Company believes that increasing the authorized shares pursuant to the Share Increase Amendment will provide greater flexibility to pursue a potential offering should favorable conditions arise. As disclosed in the Proxy Statement, we currently have 100,000,000 shares of common stock authorized pursuant to our Amended and Restated Certificate of Incorporation, of which only approximately 4,984,060 shares (or less than 5.0% of the total authorized shares) are unreserved and available for future issuance. If we were to proceed with a U.S. IPO of US$100 million as described in the U.S. IPO Disclosure, we would exhaust substantially all of these unreserved shares based on the U.S. dollar equivalent of recent market prices of our CDIs on ASX.

We may require additional authorized shares for strategic transactions and equity incentives.

In addition, as disclosed in the Proxy Statement, the Board believes it is appropriate to increase our authorized shares of common stock to provide additional flexibility to promptly and appropriately use our common stock for strategic, business and financial purposes in the future, as well as to have sufficient shares available to provide appropriate equity incentives for our employees and other eligible service providers. For example, a portion of our currently reserved shares underlie the convertible notes associated with the Jiobit acquisition and without sufficient authorized shares we may be unable to pursue similar acquisitions, or collaborative or partnering arrangements with other companies. In addition, in order to provide equity incentives to current and future employees, officers, directors and/or consultants, our stockholders have previously approved an “evergreen” provision in the Stock Plan, which provides that the total number of shares subject to the Stock Plan may be increased on January 1 of each year pursuant to a specified formula, but this approval is limited to the availability of sufficient authorized shares under our Amended and Restated Certificate of Incorporation.

We are listed in Australia and incorporated in Delaware. While we are only required to seek stockholder approval to increase our authorized share count because we are incorporated in Delaware, Australian incorporated companies listed on the ASX are not subject to a share count limit.

The constitutions of Australian incorporated companies listed on the ASX typically confer a blanket authority on the board to issue new shares or other equity securities. Under Australian law, they must exercise that authority, as part of their directors’ duties, in the best interests of the company and its stockholders as a whole. As such, Australian companies do not have a limit on the number of shares that the board may issue. Companies that are incorporated in Australia and listed on the ASX are not required to—and do not—seek stockholder approval to increase their authorized shares. Given the Company is incorporated in Delaware, the Board’s ability to issue shares or securities convertible into shares is constrained by the authorized share capital. As such, the proposed increase to the authorized share count brings the Company in line with other Australian-incorporated companies listed on the ASX.

Because our equity securities are currently listed exclusively on the ASX, we follow the ASX Listing Rules that provide separate restrictions on share issuances for the protection of stockholders.

The Company is subject to the ASX Listing Rule restrictions on the issue of securities, which limit the extent to which an ASX-listed company can issue new shares or other equity securities, being shares or instruments which may be convertible into shares in certain circumstances, without stockholders approval on a non-pro rata basis to 15% of its capital in any 12-month period. As such, the Company is independently subject to restrictions on share issuances over and above the restrictions imposed by Delaware corporate law.

Even if we consummate the U.S. IPO and certain of our equity securities are ultimately listed on the Nasdaq, we will be required to comply with Nasdaq rules and listing standards that provide separate restrictions on share issuances for the protection of stockholders.

As noted above, stockholder approval of the Share Increase Amendment would not mean that we would have no limits on future share issuances. We are considered to be a U.S. domestic reporting company under SEC rules and if we consummate the U.S. IPO would be subject to the same governance and share issuance requirements as all other U.S.-incorporated companies listed on Nasdaq. For example, Nasdaq listing rules generally require stockholder approval prior to our issuing shares in connection with acquisitions, other than in public offerings for cash, when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance. As such, we would in the future be subject to restrictions on share issuances under Nasdaq listing rules over and above the restrictions imposed by Delaware corporate law.

Our Views on Glass Lewis’ Position on the Share Increase Amendment

We agree with Glass Lewis that Shares Currently Available for Issuance are “Relatively Limited” and “that it may be prudent for the Company to have additional common shares available for issuance.”

As disclosed in our Proxy Statement and as noted by Glass Lewis in its report, as of April 9, 2024, more than 95% of our currently authorized shares are either issued and outstanding, or are reserved for future issuance pursuant to outstanding equity awards and warrants, future grants under our amended and restated 2011 stock plan (“Stock Plan”) and convertible instruments. As a result, less than 5% of our currently authorized shares are available for strategic, business and financial purposes in the future, including a potential U.S. IPO. Accordingly, we concur with Glass Lewis’ assessment that “[g]iven the relatively limited amount of shares available to the Company, we believe that it may be prudent for the Company to have additional common shares available for issuance.”

We disagree with Glass Lewis that Anti-Takeover Use is a Significant Concern

As described above, the Company has significant near term and demonstrated historical uses for its authorized shares, including:

1.

The U.S. IPO, which is currently expected to include up to US$100 million in primary share issuance and would exhaust substantially all of our unreserved shares. In particular, Glass Lewis’ recommendation was based on their assessment that the Company: “currently has sufficient shares for all employee stock plans, acquisitions, and potential stock splits”, not taking into account the U.S. IPO Disclosure.

2.	Opportunistic strategic transactions, such as the acquisitions of Jiobit, Inc. in September 2021 and Tile, Inc. in January 2022.

3.

Equity incentives for current and future employees, including the already approved “evergreen” automatic share reserve increase provision included in our Stock Plan, which annually adds the lesser of (i) five percent (5%) of the outstanding Shares on the last day of the immediately preceding December 31, (ii) 5,000,000 Shares and (iii) such number of Shares determined by the Board, to the amount of shares reserved for issuance under the Company’s Stock Plan.

In addition, as disclosed in the Proxy Statement, any use of authorized shares to take action to oppose a hostile takeover attempt would be subject to the Board’s fiduciary duties under Delaware law, which is not dissimilar to the general standard applicable to all share issuances by Australia incorporated companies listed on the ASX.

Cushion Ratio is of Limited Applicability and the More Relevant Data to Consider is Authorized Shares Thresholds for Newly Public U.S. Technology Companies

We disagree that the “cushion ratio” is an appropriate metric by which to assess our request for the Share Increase Amendment. Glass Lewis stated in its report for our 2024 Annual Meeting of Stockholders that it is recommending against our Share Increase Amendment because the cushion ratio “is generally outside our range of acceptance.” However, Glass Lewis’ policy guidelines for Australia make no mention of the cushion ratio, as the ASX Listing Rules and laws applicable to Australian-incorporated companies make it irrelevant.

As a result, while Glass Lewis states that they “review each company and proposal on a case-by-case basis, considering the company’s performance, industry, stock exchange, place of incorporation and other factors”, by applying their United States Market Policy Guidelines, Glass Lewis have given precedence to our place of incorporation rather than stock exchange listing venue in preparing its report. Given the ASX Listing Rules applicable to our issuance of equity securities, as described above, the relevant characteristic for the application of Glass Lewis’ guidelines should be the listing jurisdiction, Australia, and not the jurisdiction of incorporation. Finally, as described above, because our equity securities are currently exclusively listed on the ASX, we are subject to the ASX Listing Rules’ restrictions on the issue of securities, which effectively mitigate Glass Lewis’ concern.

We believe that applying the standards and market practices of a market where our equity securities are not listed, and where the institutional shareholder guidance creating such market practice never intended for it to be applied to companies whose sole current listing is the ASX, is inappropriate and is not in the best interests of the Company or our stockholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual current capital market for our equity securities—the ASX—which provides its own separate restrictions on share issuances for the protection of stockholders.

Moreover, if Glass Lewis intends to analyze the Share Increase Amendment from a U.S. perspective, it should be noted that it is typical for newly public U.S. technology companies to implement a significantly higher authorized shares threshold at the time of an initial public offering, which we estimate to average over 2,600,000,000 shares. Accordingly, in considering the appropriateness of the Share Increase Amendment, we believe stockholders should consider that the request for stockholder approval for 500,000,000 authorized shares represents less than 1/5th of the average number of authorized shares for other newly public U.S. technology companies.

We thank you for considering this response, and for your ongoing support of the Company.

Yours sincerely,

Russell Burke

Chief Financial Officer